Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Second Quarter 2011 Results

Denver, Colorado – (Business Wire) – July 19, 2011 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2011.

Highlights for the second quarter of 2011 as compared to the second quarter of 2010 include:

•	Revenue increased 22.4% to $571.6 million

•	Comparable restaurant sales increased 10.0%

•	Restaurant level operating margin was 25.8%, a decrease of 110 basis points

•	Net income was $50.7 million, an increase of 9.0%

•	Diluted earnings per share was $1.59, an increase of 8.9%

Highlights for the six months ended June 30, 2011 as compared to the prior year include:

•	Revenue increased 23.3% to $1.08 billion

•	Comparable restaurant sales increased 11.1%

•	Restaurant level operating margin was 25.5%, a decrease of 100 basis points

•	Net income was $97.0 million, an increase of 15.1%

•	Diluted earnings per share was $3.06, an increase of 15.5%

“We are continuing to focus on our efforts to serve better tasting food, made with ingredients from more sustainable sources, and on building a people culture that delights our customers and allows us to develop the future leaders we will need to support our growth. In spite of some cost challenges during the quarter, we continue to believe that our relentless focus on these things, which really drive our business, will allow us to produce great results for our shareholders over the long term,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

Second quarter 2011 results

Revenue for the quarter was $571.6 million, up 22.4% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 10.0% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter.

During the quarter Chipotle opened 39 new restaurants, bringing the total restaurant count to 1,131.

Restaurant level operating margin was 25.8% in the quarter, a decrease of 110 basis points over the prior year period. The decrease was primarily driven by food cost inflation partially offset by leverage from comparable restaurant sales growth.

G&A costs were 7.3% of revenue, up 80 basis points from the prior year period. The increase as a percent of revenue was driven by an increase in non-cash stock-based compensation and by higher legal costs.

Results for the quarter were also impacted by the loss on Chipotle’s investment in ANGR Holdings, LLC, which operated the restaurants awarded on the television program America’s Next Great Restaurant prior to their closure. The loss resulted in a pre-tax charge of $2.4 million, or a diluted EPS impact of 5 cents.

Net income for the second quarter of 2011 was $50.7 million, or $1.59 per diluted share, compared to $46.5 million, or $1.46 per diluted share, in the second quarter of 2010.

Results for the six months ended June 30, 2011

Revenue for the first six months of 2011 was $1.08 billion, up 23.3% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 11.1% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic during the first six months of 2011.

During the first six months of the year, Chipotle opened 51 new restaurants, bringing the total restaurant count to 1,131.

Restaurant level operating margin was 25.5% for the first six months, a decrease of 100 basis points from the prior year period. The decrease was primarily driven by increased food costs partially offset by the impact of leverage from comparable restaurant sales growth.

G&A costs for the first six months of 2011 were 6.9% of revenue, up 50 basis points from the prior year period. The increase as a percent of revenue was primarily driven by an increase in non-cash stock-based compensation.

Net income for the first six months of 2011 was $97.0 million, or $3.06 per diluted share, compared to $84.3 million, or $2.65 per diluted share, in the first six months of 2010.

“We’re pleased that our comps and new restaurant sales have performed well, which is a reflection of the experience our customers enjoy when they visit Chipotle, and which our teams and our people culture are responsible for delivering. While we’re working hard to tackle the challenges that arose during this quarter, we’re confident that the stronger our people culture becomes, the better customer experience we will deliver, which will lead to more loyal customers, even stronger sales trends, and better financial results” commented Co-CEO Monty Moran.

Outlook

For 2011, management expects the following:

•	135-145 new restaurant openings

•	High single to low double digit comparable restaurant sales growth for the full year

•	An effective tax rate of approximately 38.2%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss second quarter 2011 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-800-946-0783 or 1-719-457-2642 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The password is

9636291. The replay will be available until July 26, 2011. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates over 1,100 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases and effective tax rate in 2011 as well as statements elsewhere in the release regarding the impact of our people culture on future sales trends and financial results, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; risks related to the ongoing development of our marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2011		2010
Revenue	$571,561	100.0%	$466,841	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	188,121	32.9	141,922	30.4
Labor	137,705	24.1	114,790	24.6
Occupancy	36,195	6.3	31,772	6.8
Other operating costs	62,221	10.9	52,968	11.3
General and administrative expenses	41,968	7.3	30,141	6.5
Depreciation and amortization	18,505	3.2	17,053	3.7
Pre-opening costs	1,606	0.3	1,724	0.4
Loss on disposal of assets	1,377	0.2	1,512	0.3

Total operating expenses	487,698	85.3	391,882	83.9

Income from operations	83,863	14.7	74,959	16.1

Interest and other income	475	0.1	427	0.1
Interest and other expense	(2,481)	(0.4)	(85)	0.0

Income before income taxes	81,857	14.3	75,301	16.1
Provision for income taxes	(31,200)	(5.5)	(28,840)	(6.2)

Net income	$50,657	8.9%	$46,461	10.0%

Earnings per share:
Basic	$1.63		$1.48

Diluted	$1.59		$1.46

Weighted average common shares outstanding:
Basic	31,167		31,373

Diluted	31,761		31,802

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2011		2010
Revenue	$1,080,945	100.0%	$876,527	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):

Food, beverage and packaging	351,029	32.5	265,830	30.3
Labor	262,993	24.3	218,807	25.0
Occupancy	71,510	6.6	62,860	7.2
Other operating costs	119,606	11.1	96,646	11.0
General and administrative expenses	74,184	6.9	56,335	6.4
Depreciation and amortization	36,999	3.4	33,787	3.9
Pre-opening costs	2,902	0.3	3,226	0.4
Loss on disposal of assets	3,038	0.3	2,781	0.3

Total operating expenses	922,261	85.3	740,272	84.5

Income from operations	158,684	14.7	136,255	15.5

Interest and other income	950	0.1	702	0.1
Interest and other expense	(2,669)	(0.2)	(164)	0.0

Income before income taxes	156,965	14.5	136,793	15.6
Provision for income taxes	(59,926)	(5.5)	(52,485)	(6.0)

Net income	$97,039	9.0%	$84,308	9.6%

Earnings per share:
Basic	$3.12		$2.68

Diluted	$3.06		$2.65

Weighted average common shares outstanding:
Basic	31,125		31,428

Diluted	31,740		31,808

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$349,801	$224,838
Accounts receivable, net of allowance for doubtful accounts of $68 and $102 as of June 30, 2011 and December 31, 2010, respectively	6,179	5,658
Inventory	8,447	7,098
Current deferred tax asset	5,114	4,317
Prepaid expenses and other current assets	31,279	16,016
Income tax receivable	6,133	23,528
Investments	34,759	124,766

Total current assets	441,712	406,221
Leasehold improvements, property and equipment, net	695,609	676,881
Long term investments	89,712	—
Other assets	14,609	16,564
Goodwill	21,939	21,939

Total assets	$1,263,581	$1,121,605

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$40,258	$33,705
Accrued payroll and benefits	45,383	50,336
Accrued liabilities	31,647	38,892
Current portion of deemed landlord financing	128	121

Total current liabilities	117,416	123,054
Deferred rent	131,592	123,667
Deemed landlord financing	3,596	3,661
Deferred income tax liability	60,023	50,525
Other liabilities	11,892	9,825

Total liabilities	324,519	310,732

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,270 and 33,959 shares issued as of June 30, 2011 and December 31, 2010, respectively	343	340
Additional paid-in capital	647,237	594,331
Treasury stock, at cost, 2,975 and 2,885 shares at June 30, 2011 and December 31, 2010, respectively	(263,402)	(240,918)
Accumulated other comprehensive income	1,331	606
Retained earnings	553,553	456,514

Total shareholders’ equity	939,062	810,873

Total liabilities and shareholders’ equity	$1,263,581	$1,121,605

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2011	2010
Operating activities
Net income	$97,039	$84,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,999	33,787
Deferred income tax (benefit) provision	8,701	(7,367)
Loss on disposal of assets	3,038	2,781

Bad debt allowance	3	(72)
Stock-based compensation	21,978	11,689
Excess tax benefit on stock-based compensation	(29,673)	(3,340)

Other	2,479	(109)
Changes in operating assets and liabilities:
Accounts receivable	(524)	1,048
Inventory	(1,347)	(744)
Prepaid expenses and other current assets	(15,260)	(4,025)
Other assets	64	(534)
Accounts payable	6,369	5,326
Accrued liabilities	(12,203)	(5,749)
Income tax receivable	47,067	2,514
Deferred rent	7,919	7,724
Other long-term liabilities	2,067	1,719

Net cash provided by operating activities	174,716	128,956

Investing activities
Purchases of leasehold improvements, property and equipment	(57,681)	(41,653)
Acquisition of interest in equity method investment	(586)	—
Purchase of investments	(89,702)	(80,000)
Maturities of investments	90,007	25,000

Net cash used in investing activities	(57,962)	(96,653)

Financing activities
Acquisition of treasury stock	(22,484)	(58,583)
Proceeds from option exercises	457	5,459
Excess tax benefit on stock-based compensation	29,673	3,340
Payments on deemed landlord financing	(58)	(43)

Net cash provided by (used in) financing activities	7,588	(49,827)

Effect of exchange rate changes on cash and cash equivalents	621	—
Net change in cash and cash equivalents	124,963	(17,524)
Cash and cash equivalents at beginning of period	224,838	219,566

Cash and cash equivalents at end of period	$349,801	202,042

Supplemental disclosures of cash flow information
Increase/(decrease) in purchases of leasehold improvements, property, and equipment accrued in accounts payable	$180	$(345)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30, 2011	Mar. 31 2011	Dec. 31, 2010	Sept. 30, 2010	Jun 30, 2010
Number of restaurants opened	39	12	62	22	25
Restaurant relocations or closures	(3)	(1)	(1)	—	—
Number of restaurants at end of period	1,131	1,095	1,084	1,023	1,001
Average restaurant sales	$1,927	$1,885	$1,840	$1,806	$1,763
Comparable restaurant sales increases	10.0%	12.4%	12.6%	11.4%	8.7%